Elite Pharmaceuticals, Inc. Announces AGREEMENT FOR SUPPLY OF PHENTERMINE ACTIVE INGREDIENT

Northvale, New Jersey, December13, 2012: Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced that Elite has in place an agreement for the next year with the Company’s sole supplier of the active pharmaceutical ingredient (“API”) for Elite’s Phentermine product lines which include Phentermine HCl tablets 37.5 mg. and Phentermine HCl capsules 15 mg. and 30 mg.

A supply limitation was disclosed by Elite on October 15, 2012, but is now resolved for the next year. The purchase orders now in place will allow the Company to obtain adequate amounts of API, although at a substantially higher price than previously paid, to supply both the Phentermine tablet product and the soon to be launched Phentermine capsule products. Elite anticipates that some of the increase in API pricing could be offset with increased manufacturing efficiencies.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has four commercial products with five additional products under review, pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements These risks and other factors, including, without limitation, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com